UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2007

BRIGHAM EXPLORATION COMPANY
(Exact name of registrant as specified in its charter)

Delaware	000-22433	75-2692967
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6300 Bridgepoint Parkway
Building Two, Suite 500
Austin, Texas  78730
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code:  (512) 427-3300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction  A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

On March 30, 2007, the registrant issued a press release announcing its plans to raise $25 million through a private placement add-on to its senior notes due 2014, subject to market and other customary conditions.  Certain of the registrant’s subsidiaries will fully and unconditionally guarantee the additional notes.  The Registrant intends to use the net proceeds from the proposed offering to repay amounts outstanding under its existing senior credit agreement and for general corporate purposes.  The Registrant does not anticipate expanding its previously announced capital expenditure budget.

The notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. The Company plans to offer and issue the notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S.

The information contained herein is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Registrant is furnishing its press release dated March 30, 2007, which announces its plans to raise $25 million through a private placement add-on to its senior notes due 2014. The text of the press release is furnished as attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

          (d)   Exhibit 99.1  Press release dated March 30, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRIGHAM EXPLORATION COMPANY

Date: March 30, 2007	By:	/s/ Eugene B. Shepherd, Jr.

Eugene B. Shepherd, Jr.
Executive Vice President & Chief Financial Officer

INDEX TO EXHIBITS

Item Number	Exhibit

99.1*	Press Release dated March 30, 2007.